Exhibit 6.4

Aperion Amended and Restated Management Retention Plan

Each Participant will be eligible to receive a bonus as set forth below.

1.	Upon an external financing (beyond CrossCart LLC which is not a Liquidation Event) of at least $2 million funding or signing of a license/distribution deal with at least $2 million of upfront payments or milestones achievable within 12 months of signing

	Participant	Bonus Amount
i.	D. Lee	$35,000 plus Salary Delta Amount

ii.	D. Cocke	$15,000 plus Salary Delta Amount

iii.	L. Johnson	$25,000 plus Salary Delta Amount

iv.	R. Robinson	$25,000 plus Salary Delta Amount

v.	N. Agron	$10,000 plus Salary Delta Amount

In the event that Aperion completes a public offering of shares of its common stock (the “Public Offering”) pursuant to Regulation A of the Securities Act of 1933, as amended, the Salary Delta Amount for each participant listed above will be paid in cash and the remaining bonus amount for each participant listed above shall be paid by the issuance of such number of shares of common stock having a value equal to the bonus amount based on the public offering price set forth in the final offering circular related to the Public Offering. No additional bonuses will be payable under this Section 1 following the Public Offering.

2.	Upon a Liquidation Event which results in proceeds to the holders of convertible promissory notes and stockholders of at least $15 million and less than $25 million

	Participant	Bonus Amount
i.	D. Lee	$300,000 plus Salary Delta Amount

ii.	D. Cocke	$150,000 plus Salary Delta Amount

iii.	L. Johnson	$250,000 plus Salary Delta Amount

iv.	R. Robinson	$250,000 plus Salary Delta Amount

v.	N. Agron	$50,000 plus Salary Delta Amount

vi.	DA/AH	$100,000 plus Salary Delta Amount

Upon a Public Offering, the right to receive a bonus under this Section 2 will terminate.

3.	Upon a Liquidation Event which results in proceeds to the holders of convertible promissory notes and stockholders equal to or greater than $25 million and less than $100 million

	Participant	Bonus Amount
i.	D. Lee	$750,000 plus Salary Delta Amount

ii.	D. Cocke	$300,000 plus Salary Delta Amount

iii.	L. Johnson	$400,000 plus Salary Delta Amount

Upon a Public Offering, the right to receive a bonus under this Section 3 will terminate.

iv.	R. Robinson	$400,000 plus Salary Delta Amount

v.	N. Agron	$100,000 plus Salary Delta Amount

vi.	DA/AH	$250,000 plus Salary Delta Amount

d.	Upon a Liquidation Event which results in proceeds to the holders of convertible promissory notes and stockholders equal to or greater than $100 million

i.	4% of the proceeds split as follows:

1.	D. Lee	30% plus Salary Delta Amount

2.	D. Cocke	15% plus Salary Delta Amount

3.	L. Johnson	20% plus Salary Delta Amount

4.	R. Robinson	20% plus Salary Delta Amount

5.	N. Agron	5% plus Salary Delta Amount

6.	DA/AH	10% plus Salary Delta Amount

ii.	The bonus (excluding the Salary Delta Amount) will be capped at a total of $10 million or an exit value of $250 million. The Salary Delta Amount will be paid in addition to the bonus amount of $10 million if the bonus is at or above the maximum amount.

e.	The Salary Delta Amount is calculated as the difference between the salary received by such person after July 1, 2013 and the amount such person would have received if his or her salary in effect during June 2013 had continued from July 1, 2013 until the foregoing bonus is earned. For the avoidance of doubt, if an external financing occurs that triggers a bonus under Section 2(a) above and then upon a Liquidation Event that triggers a bonus under Section 2(b), (c) and (d) shall not include a Salary Delta Amount. Salary return to levels pre July 1, 2013 levels post external financing or liquidation event.

f.	A participant in the management bonus plans must continue as an employee or consultant through the bonus event in order to earn a bonus under the foregoing provisions.

g.	Notwithstanding anything contrary contained herein, immediately following the completion of the Public Offering, the management bonus plan as set forth in paragraphs 2(b) to 2(f) shall terminate and expire, and the management shall not have any rights to receive any bonus under this plan pursuant to paragraphs 2(b) to 2(f) upon the occurrence of any Liquidation Event.